BYLAWS
OF
QEP RESOURCES, INC.

As Amended and Restated on December 15, 2016
ARTICLE I
OFFICES AND RECORDS
Section 1.1     Offices. The Company may have offices, either within or without the State of Delaware, as the Board of Directors may from time to time appoint or as the business of the Company may require.

Section 1.2     Books and Records. The books and records of the Company may be kept at such location(s) as may from time to time be designated by the Board of Directors.
ARTCILE II
STOCKHOLDERS

Section 2.1     Annual Meeting. If required by law, the annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting stockholders shall elect directors and transact such other business as may properly be brought before the meeting.

Section 2.2     Special Meetings. Special meetings of the stockholders, for any proper purpose or purposes, may be called at any time only by (A) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors which the Company would have if there were no vacancies (the “Whole Board”); (B) the Chairman of the Board; or (C) the President, and shall be held at such place, if any, on such date and at such time as they shall fix. Business transacted at all special meetings of the stockholders shall be confined to the purposes stated in the notice.

Section 2.3     Place of Meetings. All stockholders meetings shall be held at the office of the Company in Denver, Colorado, or any other convenient location within the United States, or by means of remote communication, as the Board of Directors may fix.

Section 2.4     Notice of Meetings. The Secretary shall give, but in case of his or her failure, any other officer of the Company may give, written or printed notice, stating the place, if any, day and hour of each stockholders meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.  Such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, and may be given personally, by mail or private carrier, by electronic transmission, or by any other means recognized under applicable state and federal law.  If given by mail, such notice shall be deemed to be delivered when deposited in the United States mail or private carrier, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Company, with postage prepaid. Meetings may be held without notice if all stockholders entitled to vote are present (except as otherwise provided by law), or if notice is waived by those not present. Any previously scheduled stockholders meeting may be postponed (unless the certificate of incorporation of the Company, as amended and restated from time to time (including any certificates of designation with respect to any preferred stock, the “Certificate of Incorporation”) otherwise provides) and any special meeting of the stockholders may be cancelled by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such stockholders meeting.

Section 2.5     Quorum and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, a majority of the outstanding voting power entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum at all stockholders meetings for the transaction of business; provided, however, that when specified business is to be voted on by a class or series voting separately as a class or series, a majority of the outstanding voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. If a quorum is present at any stockholders meeting, such quorum shall not be broken by the withdrawal of enough stockholders to leave less than a quorum and the remaining stockholders may continue to transact business until adjournment. Whether or not a quorum is present, the holders of a majority of the outstanding voting power of the shares present in person or represented by proxy and entitled to vote thereon shall have the power to adjourn the meeting from time to time (or, in the case of specified business to be voted on by a class or series, a majority of the outstanding voting power of such class or series present in person or represented by proxy and entitled to vote thereon may adjourn the meeting with respect to such specified business). If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum is present in person or represented by proxy, the stockholders entitled to vote at the meeting may transact any business that might have been transacted at the meeting as originally noticed.

Section 2.6     Notice of Stockholder Business and Director Nominations.

(A)Annual Meeting of Stockholders.

(1)Nominations of persons for election to the Board of Directors (except as otherwise provided in the Certificate of Incorporation with respect to directors to be elected by the holders of any class or series of preferred stock) and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Company’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (iii) by any stockholder of the Company who (a) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Company) at the time of giving of notice provided for in this Section 2.6 and at the time of the annual meeting, (b) is entitled to vote at the meeting and (c) complies with the notice procedures set forth in this Section 2.6 as to such nomination or other business or (iv) by any Eligible Stockholder (as defined in Section 2.8) in accordance with the procedures set forth in Section 2.8. Other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (including any rules and regulations promulgated thereunder, the “Exchange Act”), and included in the Company’s notice of meeting given by or at the direction of the Board of Directors, the foregoing clauses (iii) and (iv) shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.2.

(2)Without qualification, for any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.6(A)(1)(iii), the stockholder must provide timely notice thereof in writing to the Secretary of the Company and provide any updates or supplements to such notice at the times and in the forms required by this Section 2.6, and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first (1st) anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3)To be in proper written form for purposes of Section 2.6(A)(1)(iii), a stockholder’s notice must:

(i)set forth, as to each Proposing Person (as defined below) (a) the name and address of such Proposing Person (as they appear on the Company’s books if such Proposing Person is a record holder); (b) (A) the class or series and number of shares of the Company which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) and of record by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (B) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company (a “Derivative Instrument”) directly or indirectly owned beneficially by such Proposing Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, whether or not (x) such Derivative Instrument shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise, (y) such Derivative Instrument conveys any voting rights in the underlying class or series of capital stock of the Company or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such Derivative Instrument, (C) any proxy (other than a revocable proxy or consent given solely in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding, or relationship pursuant to which such Proposing Person has a right to vote any shares of any security of the Company, (D) any short interest in any security of the Company (for purposes of this Section 2.6, a Proposing Person shall be deemed to have a short interest in a security if such Proposing Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Company owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (G) any performance-related fees (other than an asset-based fee) that such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing the same household, (H)(x) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by all other record or beneficial holders of the shares of any class or series of the Company and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, or (y) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Company and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (I) any significant equity interests or any Derivative Instruments or short interests in any principal competitor of the Company held by such Proposing Person, (J) any direct or indirect interest of such Proposing Person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (K) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, (L) any material transaction occurring during the prior twelve (12) months between such Proposing Person, on the one hand, and the Company, any affiliate of the Company or any principal competitor of the Company, on the other hand, (M) a summary of any material discussions regarding the business proposed to be brought before the meeting (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Company (including their names) (the disclosures to be made pursuant to the foregoing clauses (B) through (M) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; (c) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (d) a representation as to whether such Proposing Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and (e) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(ii)if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (a) a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest of such Proposing Person in such business and (b) a description of all agreements, arrangements and understandings between such Proposing Person and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Person;

(iii)set forth, as to each person, if any, whom the Proposing Person proposes to nominate for election or reelection to the Board of Directors pursuant to Section 2.6(A)(1)(iii), (a) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Proposing Person and its respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(iv)with respect to each nominee for election or reelection to the Board of Directors pursuant to Section 2.6(A)(1)(iii), include a completed and signed questionnaire, representation and agreement required by paragraph (D) of this Section 2.6. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(4)Notwithstanding anything in the second sentence of Section 2.6(A)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.6 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

(B)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (1) by or at the direction of the Board of Directors (or a duly authorized committee thereof) or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Company who (i) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Company) at the time of giving of notice provided for in this Section 2.6 and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 2.6 as to such nomination. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the stockholder’s notice required by paragraphs (A)(2) and (A)(3) of this Section 2.6 with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by paragraph (D) of this Section 2.6) shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C)General.

(1)Only such persons who are nominated in accordance with the procedures set forth in this Section 2.6 or Section 2.8, as applicable, shall be eligible to be elected at an annual or special meeting of stockholders of the Company to serve as directors and only such business shall be conducted at a stockholders meeting as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.6. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.6 (including whether the Proposing Person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Proposing Person’s nominee or proposal in compliance with such Proposing Person’s representation as required by clause (A)(3)(i)(d) of this Section 2.6) or Section 2.8, as applicable, and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 2.6 or Section 2.8, as applicable, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.6 or Section 2.8, as applicable, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 2.6 or Section 2.8, as applicable, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)For purposes of this Section 2.6 and Section 2.8, as applicable, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)For purposes of this Section 2.6, the term “Proposing Person” shall mean (i) the stockholder providing the notice of the nomination or other business proposed to be brought before a meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination or other business proposed to be brought before the meeting is made and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(4)A stockholder providing notice of any nomination or other business proposed to be brought before a stockholders meeting pursuant to this Section 2.6 shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.6 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(5)Notwithstanding the foregoing provisions of this Section 2.6, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.6; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals to any other business to be considered pursuant to this Section 2.6. Nothing in this Section 2.6 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals or nominations in the Company’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act, (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation or these Bylaws or (iii) of any Eligible Stockholder to request inclusion of a Nominee (as defined in Section 2.8) in the Company’s proxy statement pursuant to Section 2.8.

(D)Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Company pursuant to Section 2.6(A)(1)(iii), a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.6) to the Secretary of the Company at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (1) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Section 2.7     Voting of Shares.

(A)Voting Lists. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every stockholders meeting, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (2) during ordinary business hours at the principal place of business of the Company. The list of stockholders must also be open to examination at the meeting as required by applicable law, and may be inspected by any stockholder who is present. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.7(A) or to vote in person or by proxy at any stockholders meeting. Failure to comply with the requirements of this Section 2.7(A) shall not affect the validity of any action taken at said meeting.

(B)Votes Per Share. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder shall have one vote for each share of stock registered in the stockholder’s name on the books of the Company as of the record date set for such meeting.

(C)Manner of Voting. At any stockholders meeting, each stockholder entitled to vote may vote in person or by proxy as provided herein. Voting at any stockholders meeting need not be by ballot.

(D)Proxies. At any stockholders meeting, each stockholder having the right to vote or to express consent without a meeting, or such stockholder’s duly authorized attorney-in-fact, shall be entitled to vote by proxy. Each proxy shall be in writing, executed by the stockholder giving the proxy or by such stockholder’s duly authorized attorney-in-fact, or electronically transmitted to the proxy holder in a manner such that it can be determined that the transmission was authorized by the stockholder. No proxy shall be voted on or after three years from its date, unless the proxy provides for a longer period. The proxy must be filed with the Secretary of the Company or such stockholder’s representative at or before the time of the meeting. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or such person’s legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(E)Required Vote. Except as provided in Section 3.4 of these Bylaws, each director shall be elected by the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” and/or “withheld” with respect to that director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, or the rules and regulations applicable to the Company or its securities, all other matters shall be determined by the affirmative vote of a majority of the outstanding voting power of the shares present in person or represented by proxy and entitled to vote on the matter.

(F)Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded; provided, however, at any time when Questar Corporation is the record owner, in the aggregate, of less than all of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of preferred stock. Delivery made to the Company shall be by hand or by certified or registered mail, return receipt requested. So long as action by written consent is permitted by this Section 2.7(F), every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 2.7(F) to the Company, written consents signed by a sufficient number of holders to take action are delivered to the Company.

(G)Inspectors of Elections. The Board of Directors by resolution shall, if required by law, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Company in other capacities, including, without limitation, as officers, employees, agents or representatives of the Company, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a stockholders meeting, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware (the “DGCL”).

(H)Opening and Closing the Polls. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.8     Proxy Access.

(A)Subject to the provisions of this Section 2.8, if any Eligible Stockholder or group of up to twenty (20) Eligible Stockholders submits to the Company a Proxy Access Notice that complies with this Section 2.8 and such Eligible Stockholder or group of Eligible Stockholders otherwise satisfies all the terms and conditions of this Section 2.8 (such Eligible Stockholder or group of Eligible Stockholders, a “Nominating Stockholder”), the Company shall include in its proxy statement or on its form of proxy and ballot, as applicable (collectively, “proxy materials”), for any annual meeting of stockholders, in addition to any persons nominated for election by the Board of Directors or any committee thereof:

(1)the name of any person or persons nominated by such Nominating Stockholder for election to the Board of Directors at such annual meeting of stockholders who meets the requirements of this Section 2.8 (a “Nominee”);

(2)disclosure about the Nominee and the Nominating Stockholder required under the rules of the Commission or other applicable law to be included in the proxy materials;

(3)subject to the other applicable provisions of this Section 2.8, a written statement, not to exceed five hundred (500) words, that is not contrary to any of the Commission’s proxy rules, including Rule 14a-9 under the Exchange Act (a “Supporting Statement”), included by the Nominating Stockholder in the Proxy Access Notice intended for inclusion in the proxy materials in support of the Nominee’s election to the Board of Directors; and

(4)any other information that the Company or the Board of Directors determines, in its discretion, to include in the proxy materials relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 2.8.

(B)Maximum Number of Nominees.

(1)The Company shall not be required to include in the proxy materials for an annual meeting of stockholders more Nominees than that number of directors constituting twenty percent (20%) of the total number of directors of the Company on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 2.8 (rounded down to the nearest whole number, but not less than two (2)) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (A) the number of Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting of stockholders (including, without limitation, any person who is or will be nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee), and (B) the number of incumbent directors who had been Nominees with respect to any of the preceding two (2) annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors (including, without limitation, any person who was nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee). In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.8(D) but before the date of the annual meeting of stockholders, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.

(2)Any Nominating Stockholder submitting more than one Nominee for inclusion in the Company’s proxy materials shall rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in the Company’s proxy materials in the event that the total number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number. In the event that the number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Nominee from each Nominating Stockholder will be included in the Company’s proxy materials until the Maximum Number is reached, going in order from largest to smallest of the number of shares of common stock of the Company owned by each Nominating Stockholder as disclosed in each Nominating Stockholder’s Proxy Access Notice. If the Maximum Number is not reached after the highest ranking Nominee of each Nominating Stockholder has been selected, this process will be repeated as many times as necessary until the Maximum Number is reached. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 2.8(D), a Nominating Stockholder ceases to satisfy the requirements of this Section 2.8 or withdraws its nomination or a Nominee ceases to satisfy the requirements of this Section 2.8 or becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing of definitive proxy materials, then the nomination shall be disregarded, and the Company: (A) shall not be required to include in its proxy materials the disregarded Nominee and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Nominee will not be included as a Nominee in the proxy materials and the election of such Nominee will not be voted on at the annual meeting of stockholders.

(C)Eligibility of Nominating Stockholder.

(1)An “Eligible Stockholder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.8(C) continuously for the three-year period specified in Subsection (2) below or (B) provides to the Secretary of the Company, within the time period referred to in Section 2.8(D), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a stockholder proposal under Rule 14a-8 under the Exchange Act.

(2)An Eligible Stockholder or group of up to twenty (20) Eligible Stockholders may submit a nomination in accordance with this Section 2.8 only if the person or each member of the group, as applicable, has continuously owned at least the Minimum Number (as defined below) of shares of the Company’s outstanding common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders. Two (2) or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, (two (2) or more funds referred to under any of clause (A), (B) or (C), collectively a “Qualifying Fund”) shall be treated as one Eligible Stockholder. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 2.8, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(3)The “Minimum Number” of shares of the Company’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Company with the Commission prior to the submission of the Proxy Access Notice.

(4)For purposes of this Section 2.8, an Eligible Stockholder “owns” only those outstanding shares of the common stock of the Company as to which the Eligible Stockholder possesses both:

(i)the full voting and investment rights pertaining to the shares; and

(ii)the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided, that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares: (a) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (b) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (c) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other property based on the notional amount or value of outstanding shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (A) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (B) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder has the power to recall such loaned shares on no more than three (3) business days’ notice and includes in the Proxy Access Notice an agreement that it will (A) recall such loaned shares as of the record date for determining the stockholders entitled to vote at the annual meeting and (B) continue to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting of stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Each Nominating Stockholder shall furnish any other information that may reasonably be required by the Board of Directors to verify such stockholder’s continuous ownership of at least the Minimum Number during the three-year period referred to above.
(5)No person may be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the Company’s common stock as reflected in the Proxy Access Notice, and no shares may be attributed as owned by more than one person constituting a Nominating Stockholder under this Section 2.8.

(D)To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred twenty (120) calendar days and no later than ninety (90) calendar days before the date of the Company’s proxy materials released to stockholders in connection with the previous year’s annual meeting of stockholders, submit to the Secretary of the Company at the principal executive office of the Company all of the following information and documents (collectively, the “Proxy Access Notice”):

(1)A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Commission by the Nominating Stockholder as applicable, in accordance with the Commission’s rules;

(2)A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(i)the information, representations and agreements required with respect to the nomination of directors pursuant to Section 2.6 of these Bylaws;

(ii)the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(iii)a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Company for the purpose or with the effect of influencing or changing control of the Company;

(iv)a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership, would not violate the Certificate of Incorporation, these Bylaws, or any applicable state or federal law or the rules of any stock exchange on which the Company’s common stock is traded;

(v)a representation and warranty that the Nominee:

(a)does not have any direct or indirect material relationship with the Company and otherwise would qualify as an “independent director” under the rules of the primary stock exchange on which the Company’s common stock is traded and any applicable rules of the Commission;

(b)would meet the audit committee independence requirements under the rules of the Commission and of the principal stock exchange on which the Company’s common stock is traded;

(c)would qualify as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(d)would qualify as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision);

(e)is not and has not been, within the past three years, an officer, director, affiliate or representative of a competitor, as defined under Section 8 of the Clayton Antitrust Act of 1914, as amended, and if the Nominee has held any such position during this period, details thereof; and

(f)is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(vi)a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.8(C), has provided evidence of ownership to the extent required by Section 2.8(C)(1), and such evidence of ownership is true, complete and correct in all respects;

(vii)a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.8(C) through the date of the annual meeting of stockholders;

(viii)a statement as to whether or not the Nominating Stockholder intends to continue to hold the Minimum Number of shares for at least one (1) year following the annual meeting of stockholders, which statement may also include a description as to why such Nominating Stockholder is unable to make the foregoing statement;

(ix)a representation and warranty that the Nominating Stockholder will not engage in or support, directly or indirectly, a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than a solicitation in support of the Nominee or any nominee of the Board of Directors;

(x)a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Company’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting of stockholders;

(xi)if desired by the Nominating Stockholder, a Supporting Statement;

(xii)in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(xiii)in the case of any Eligible Stockholder that is a Qualifying Fund consisting of two (2) or more funds, documentation demonstrating that the funds are eligible to be treated as a Qualifying Fund and that each such fund comprising the Qualifying Fund otherwise meets the requirements set forth in this Section 2.8; and

(xiv)a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election any individual as director at the annual meeting of stockholders other than its Nominee(s).

(3)An executed agreement pursuant to which the Nominating Stockholder (including each group member) agrees:

(i)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(ii)to file with the Commission any solicitation or other communication with the Company’s stockholders relating to any Nominee or one or more of the Company’s directors or director nominees, regardless of whether any such filing is required under any law, rule or regulation or whether any exemption from filing is available for such materials under any law, rule or regulation;

(iii)to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Company, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(iv)to indemnify and hold harmless (jointly and severally with all other group members, in the case of a group member) the Company and each of its directors, officers and employees individually against any liability, loss, damages, expenses, demands, claims or other costs (including reasonable attorneys’ fees and disbursements of counsel) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Nominating Stockholder (including, without limitation, relating to any breach or alleged breach of its obligations, agreements, representations or warranties) pursuant to this Section 2.8;

(v)in the event that (a) any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member) with the Company, its stockholders or any other person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or (b) the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 2.8(C), the Nominating Stockholder shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) (A) in the case of clause (a) above, notify the Company and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, and (B) in the case of clause (b) above, notify the Company why, and in what regard, the Nominating Stockholder fails to comply with the eligibility requirements described in Section 2.8(C) (it being understood that providing any such notification referenced in clauses (A) and (B) above shall not be deemed to cure any defect or limit the Company’s rights to omit a Nominee from its proxy materials as provided in this Section 2.8); and

(4)An executed agreement by the Nominee:

(i)to provide to the Company a completed copy of the Company’s director questionnaire and such other information as the Company may reasonably request;

(ii)that the Nominee (a) consents to be named in the proxy materials as a nominee and, if elected, to serve on the Board of Directors and (b) has read and agrees to adhere to the Company’s Corporate Governance Guidelines and any other Company policies and guidelines applicable to directors generally; and

(iii)that the Nominee is not and will not become a party to (a) any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification (a “Compensation Agreement”) in connection with the Nominee’s nomination or candidacy as a director of the Company that has not been disclosed to the Company in writing, (b) any Compensation Agreement in connection with the Nominee’s service or action as a director of the Company, (c) any Voting Commitment that has not been disclosed to the Company in writing, or (d) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Company, with its fiduciary duties under applicable law or with the Company’s Corporate Governance Guidelines and any other Company policies and guidelines applicable to directors generally.

The information and documents required by this Section 2.8(D) shall be: (A) provided with respect to and executed by each group member, in the case of information applicable to group members; and (B) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) if and to the extent applicable to a Nominating Stockholder or group member. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.8(D) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Company. For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a Proxy Access Notice pursuant to this Section 2.8.
(E)Conditional Resignation of Nominee.

(1)Any Nominee who is included in the Company’s proxy materials for election at an annual meeting of stockholders pursuant to this Section 2.8 shall, upon its election as a Director, deliver to the Company an executed, irrevocable resignation as a director of the Company, in a form to be provided to the Nominee by the Company, which resignation shall automatically be effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided pursuant to this Section 2.8 to the Company by such Nominee or the Nominating Stockholder (or each member of any group of Eligible Stockholders comprising such Nominating Stockholder) was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (ii) such Nominee or the Nominating Stockholder (or any member of any group of Eligible Stockholders comprising such Nominating Stockholder) shall have breached or failed to comply in any material respect with its agreements, representations or warranties pursuant to these By-laws, including this Section 2.8.

(F)Exceptions and Clarifications.

(1)Notwithstanding anything to the contrary contained in this Section 2.8, (a) the Company may omit from its proxy materials any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement), (b) any nomination shall be disregarded, and (c) no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(i)the Company receives a notice pursuant to Section 2.6 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting of stockholders;

(ii)the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 2.8 or the Nominating Stockholder withdraws its nomination prior to the annual meeting of stockholders;

(iii)the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Company violating or failing to be in compliance with the Certificate of Incorporation, these Bylaws or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of any stock exchange on which the Company’s common stock is traded;

(iv)the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.8 at one of the Company’s two preceding annual meetings of stockholders and (i) its nomination was withdrawn or, (ii) such Nominee became ineligible to serve as a Nominee or as a Director or (iii) such Nominee received a vote of less than twenty-five percent (25%) of the shares of common stock entitled to vote for such Nominee; or

(v)(a) the Nominating Stockholder fails to continue to satisfy the eligibility requirements described in Section 2.8(C), (b) any of the representations and warranties made in the Proxy Access Notice cease to be true, complete and correct in all material respects (or omits to state a material fact necessary to make the statements made therein not misleading), (c) the Nominee becomes unwilling or unable to serve on the Board of Directors or (d) the Nominating Stockholder or the Nominee materially violates or breaches any of its agreements, representations or warranties in this Section 2.8;

(2)Notwithstanding anything to the contrary contained in this Section 2.8, the Company may omit from its proxy materials, or may supplement or correct, any information, including all or any portion of the Supporting Statement included in the Proxy Access Notice, if: (i) such information is not true and correct in all material respects or omits a material statement necessary to make the statements therein not misleading; (ii) such information directly or indirectly impugns the character, integrity or personal reputation of, or, without factual foundation, directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations with respect to, any person; or (iii) the inclusion of such information in the proxy materials would otherwise violate the Commission’s proxy rules or any other applicable law, rule or regulation. Once submitted with a Proxy Access Notice, a Supporting Statement may not be amended, supplemented or modified by the Nominee or Nominating Stockholder.

(3)For the avoidance of doubt, the Company may solicit against, and include in the proxy materials its own statement relating to, any Nominee.

(4)This Section 2.8 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Company’s proxy materials (including, without limitation, any proxy card or written ballot). The interpretation of, and compliance with, any provision of this Section 2.8, including the representations, warranties and covenants contained herein, shall be determined by the Board of Directors or, in the discretion of the Board of Directors, one or more of its designees, in each case acting reasonably and in good faith.

ARTICLE III
BOARD OF DIRECTORS

Section 3.1     General Powers. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon it by these Bylaws, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not by statute of the State of Delaware, or by the Certificate of Incorporation, or by these Bylaws directed or required to be exercised or done by others.

Section 3.2     Number and Term. The number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Whole Board but shall not be fewer than six (6) directors and not more than eleven (11) directors. The directors, other than those directors elected by the holders of any series of preferred stock as provided for or fixed pursuant to the terms of any certificate of designation with respect to such series of preferred stock, shall be divided into three (3) classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Board of Directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director except as otherwise provided in the Certificate of Incorporation relating to additional directors elected by the holders of one or more series of preferred stock. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 3.3     Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Company. Such resignation shall take effect on the date of receipt of such notice or at any later time specified therein. The acceptance of such resignation, unless otherwise required by the terms thereof, shall not be necessary to make it effective.

Section 3.4     Vacancies. Subject to the rights of any series of preferred stock then outstanding, vacancies resulting from death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the number of authorized directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and a director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires and until such director’s successor shall have been duly elected and qualified.

Section 3.5     Removal. Subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed, but only for cause, at any special meeting of the stockholders called for that purpose, by the affirmative vote of the holders of at least a sixty-six and two-thirds percent (66⅔%) of the outstanding voting power entitled to vote generally in the election of directors.

Section 3.6     Compensation. Directors, as such, shall not receive any salary for their services, but the Board of Directors by resolution shall fix the fees to be allowed and paid to directors, as such, for their services and provide for the payment of the expenses of the directors incurred by them in performing their duties.  Nothing herein contained, however, shall be considered to preclude any director from serving the Company in any other capacity and receiving compensation therefor. Fees to members of committees of the Board of Directors and expenses incurred by them in the performance of their duties shall also be fixed and allowed by resolution of the Board of Directors.

ARTICLE IV
MEETINGS OF THE BOARD OF DIRECTORS

Section 4.1     Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, whether within or without Delaware, as shall from time to time be determined by the Board of Directors.

Section 4.2     Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President or two directors. Such request shall state the purpose or purposes of the proposed meeting. Such meetings may be held at any place, whether within or without Delaware. Notice of each such meeting shall be given to each director at least twenty-four (24) hours prior to the meeting. The notice shall set forth the time and place at which the meeting is to be held and the purpose or purposes thereof and may be given to each director in person, by telephone, by electronic transmission, or by any other means recognized under applicable law to the address for such director listed in the corporate records of the Company.  No such notice of any given meeting need be given to any director who waives notice thereof, either before or after the meeting.

Section 4.3     Quorum; Required Vote. At all meetings of the Board of Directors a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation, or by these Bylaws.

Section 4.4     Action by Written Consent. Unless the Certificate of Incorporation provides otherwise, any act required or permitted to be taken by the Board of Directors, or a committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Company or the committee, as applicable. A signed consent has the effect of a meeting vote and may be described as such in any document.

ARTICLE V
COMMITTEES OF THE BOARD

Section 5.1     Establishment. The Board of Directors may, by resolution or resolutions, establish, name or dissolve one or more committees, each committee to consist of one or more of the directors of the Company. For the avoidance of doubt, the Company opts to be governed by Section 141(c)(2) of the DGCL. Each such committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors following any such proceedings. The Company shall have the following committees, which committees shall have and may exercise the following powers:

(A)Audit Committee. The Audit Committee shall from time to time, but no less than two (2) times per year, meet to review and monitor the financial and cost accounting practices and procedures of the Company and all of its subsidiaries. The duties of the Audit Committee shall be set forth in its charter.

(B)Compensation Committee. The Compensation Committee shall from time to time meet to review the various compensation plans, policies and practices of the Company and all of its subsidiaries. The duties of the Compensation Committee shall be set forth in its charter.

(C)Governance Committee. The Governance Committee shall from time to time meet to review and develop the corporate governance policies of the Company and all of its subsidiaries, to identify individuals qualified to become members of the Board of Directors, to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders, and to consider any nominations submitted by the stockholders to the Secretary in accordance with these Bylaws, the Company’s corporate governance guidelines or applicable law. The duties of the Governance Committee shall be set forth in its charter.

Section 5.2     Available Powers. Any committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the Company to be affixed to all papers which may require it.

Section 5.3     Unavailable Powers. No committee of the Board of Directors shall have the power or authority to (A) approve, adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval (other than the election and removal of directors) or (B) adopt, amend or repeal any provision in these Bylaws.

Section 5.4     Alternate Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 5.5     Procedures. Time, place and notice, if any, of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members designated by the Board of Directors shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Each committee shall keep regular minutes for its proceedings and report the same to the Board of Directors when required.

ARTICLE VI
OFFICERS

Section 6.1     General. The officers of the Company shall consist of such of the following as the Board of Directors shall from time to time elect or appoint: a Chairman of the Board, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, an Assistant Secretary, a Treasurer and an Assistant Treasurer. The Board of Directors may elect or appoint such other officers as it may deem necessary, and all officers shall exercise such powers and perform such duties as generally pertain to their respective officers, subject to the specific provisions of this Article VI. Two (2) or more offices may be held by the same person, and officers of the Company may simultaneously serve as officers of subsidiaries or divisions thereof. The Chairman of the Board and the President shall be chosen by the directors from their own numbers. The salaries of all officers of the Company shall be fixed by the Board of Directors.

Section 6.2     Election and Term of Office. The Board of Directors shall elect or appoint officers of the Company at its first regular meeting after each annual meeting of stockholders. If the election or appointment of officers shall not be held at such regular meeting, such election or appointment shall be held as soon thereafter as convenient. Subject to Section 6.12, each officer shall hold office until such officer’s successor shall have been duly elected and shall have qualified or until such officer’s death or resignation.

Section 6.3     Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors.  He or she shall have supervision of such matters as may be designated to him or her by the Board of Directors.

Section 6.4     President. Unless another officer is so designated by the Board of Directors, the President shall be the Chief Executive Officer of the Company and shall perform the following duties:

(A)In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and of the Board of Directors.

(B)The President shall have general and active management of the business of the Company, and see that all orders and resolutions of the Board of Directors are carried into effect.

(C)The President shall execute bonds, mortgages and other contracts requiring the seal, under the seal of the Company.

(D)The President shall have the general powers and duties of supervision and management usually vested in the office of a president of a corporation. If another officer is designated by the Board of Directors as Chief Executive Officer, the President shall have supervision of such matters as shall be designated to him or her by the Board of Directors and/or the Chief Executive Officer.

Section 6.5     Chief Financial Officer. The Chief Financial Officer shall have responsibility for development and administration of the Company’s financial plans and all financial arrangements, its cash deposits and short-term investments, its accounting policies and its federal and state tax returns. The Chief Financial Officer shall also be responsible for the Company’s internal control procedures and for its relationship with the financial community. The Chief Financial Officer shall perform all the duties incident to the office of chief financial officer of a corporation, those duties assigned to him or her by other provisions of these Bylaws and such other duties as may be assigned to him or her either directly or indirectly by the Board of Directors, the Chairman of the Board or the President, or as may be provided by law.

Section 6.6     Vice President. Each Vice President shall perform the duties prescribed by the President or the Board of Directors.  The Board of Directors may appoint one or more of the Vice Presidents as Senior Vice Presidents and one or more as Executive Vice Presidents.

Section 6.7     Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the committees of the Board of Directors when required.  The Secretary shall give or cause to be given notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he or she shall serve.  The Secretary shall keep in safe custody the seal of the Company and shall affix the seal to any instrument requiring it and shall attest it.

Section 6.8     Assistant Secretary. The Assistant Secretary shall be vested with all the powers and authorized to perform all the duties of the Secretary at the request of or in the absence or disability of the Secretary. The performance of any act or the execution of any instrument by an Assistant Secretary in any instance in which such performance or execution would customarily have been accomplished by the Secretary shall constitute conclusive evidence of the request, absence or disability of the Secretary. The Assistant Secretary shall perform such other duties as may be prescribed from time to time by the Board of Directors, the President or the Secretary.

Section 6.9     Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors at the regular meeting of the Board of Directors, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Company.

Section 6.10     Assistant Treasurer. The Assistant Treasurer shall be vested with all the powers and authorized to perform all the duties of the Treasurer at the request of or in the absence or disability of the Treasurer. The performance of any act or the execution of any instrument by an Assistant Treasurer in any instance in which such performance or execution would customarily have been accomplished by the Treasurer shall constitute conclusive evidence of the request, absence or disability of the Treasurer. The Assistant Treasurer shall perform such other duties as may be prescribed from time to time by the Board of Directors, the President or the Treasurer.

Section 6.11     Resignation. Any elected or appointed officer may resign at any time upon written notice, or notice by electronic transmission, to the Chairman of the Board, the President or the Secretary of the Company. Such resignation shall take effect upon the date of its receipt or at such later time as may be specified therein, and unless otherwise required by the terms thereof, no acceptance of such resignation shall be necessary to make it effective.

Section 6.12     Removal; Vacancies. Any officer elected or appointed by the Board of Directors may be removed, with or without cause, at any time by the Board of Directors.  Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the election or appointment of any officer shall not itself create contractual rights. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 6.13     Duties of Officers May Be Delegated. In case of the absence of any officer of the Company, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the power or duties, or any of them, of such officer to any other officer, or to any director, provided a majority of the entire Board of Directors concur therein.

ARTICLE VII
STOCK CERTIFICATES AND TRANSFERS

Section 7.1     Certificates of Stock; Uncertificated Shares. Every holder of stock in the Company shall be entitled to have a certificate; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by a stock certificate shall be entitled to have a certificate signed by or in the name of the Company by the Chairman of the Board or the Vice Chairman of the Board or the President or any Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company, certifying the number of shares owned by him. Any and all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The Board of Directors or the President shall determine the form of stock certificate of the Company. The certificates of stock of the Company shall be numbered and shall be entered in the books of the Company as they are issued.

Section 7.2     Transfers of Stock. Transfers of stock shall be made on the books (whether physically or electronically) of the Company only by the holder thereof, or by such holder’s attorney, lawfully constituted in writing, and upon surrender of the certificate therefor (or, with respect to uncertificated shares, by delivery of duly executed instructions or any other manner permitted by applicable law), and upon the payment of any transfer tax or transfer fees which may be imposed by law or by the Board of Directors; provided, however, that such transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract.

Section 7.3     Registered Stockholders. The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

Section 7.4     Transfer Agents and Registrars. The Board of Directors, the Chairman of the Board or the President, as appropriate, may appoint responsible banks or trust companies from time to time to act as transfer agents and registrars of the stock of the Company, as may be required by and in accordance with applicable laws, rules and regulations. Except as otherwise provided by the Board of Directors, the Chairman of the Board or the President, as appropriate, in respect of temporary certificates, no certificates for shares of capital stock of the Company shall be valid unless countersigned by a transfer agent and registered by one of such registrars.

Section 7.5     Additional Regulations. The Board of Directors, the Chairman of the Board or the President, as appropriate, may make such additional rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Company.

Section 7.6     Lost, Stolen or Destroyed Certificates. When authorized by the Secretary of the Company in writing, the duly appointed stock transfer agent may issue and the duly appointed registrar may register, new or duplicate stock certificates to replace lost, stolen or destroyed certificates and for the same number of shares as those lost, stolen or destroyed, upon delivery to the Company of an affidavit of loss and indemnity bond or other undertaking acceptable to both the Secretary and legal counsel representing the Company’s interests.

ARTICLE VIII
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 8.1     Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Company shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Company. The Company may, in its discretion and on terms as the Company may determine, indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such employee or agent.

Section 8.2     Prepayment of Expenses. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article VIII or otherwise. The Company may, in its discretion, pay the expenses (including attorneys’ fees) incurred by an employee or agent of the Company, such expenses may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

Section 8.3     Claims. If a claim for indemnification or payment of expenses under this Article VIII is not paid in full within sixty (60) days, with respect to indemnification, or twenty (20) days, with respect to payment of expenses, after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

Section 8.4     Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VIII shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.5     Other Sources. The Company’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 8.6     Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VIII after the occurrence of the act or omission that is the subject of any proceeding for which indemnification or advancement of expenses is sought.

Section 8.7     Other Indemnification and Prepayment of Expenses. This Article VIII shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

Section 8.8     Insurance. The Company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee or agent of the Company, or who, while serving as a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against any liability asserted against him or her and incurred by him or her in that capacity or arising from his or her status as a director, officer, employee or agent, whether or not the Company has the power to indemnify him or her against the same liability under applicable law.

ARTICLE IX
MISCELLANEOUS

Section 9.1     Fixing Record Date.

(A)In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C)Unless otherwise restricted by the Certificate of Incorporation, in order that the Company may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first (1st) date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 9.2     Attendance Via Communications Equipment. Unless otherwise restricted by applicable law, the Certificate of Incorporation, or these Bylaws, members of the Board of Directors, any committee thereof, or the stockholders may hold a meeting by means of conference telephone or other method of remote communications by means of which all persons participating in the meeting can effectively communicate with each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.3     Fiscal Year. The fiscal year shall begin the first (1st) day of January in each year.

Section 9.4     Seal. The corporate seal shall be inscribed with the name of the Company, the year of its organization, and the words “Corporate Seal, Delaware.”  The seal may be used by causing it, or a facsimile thereof, to be impressed, affixed or reproduced.

Section 9.5     Notice. Whenever, under the provisions of the Certificate of Incorporation, these Bylaws or the laws of the State of Delaware, notice is required to be given to any director, officer or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail or private carrier, by electronic transmission, or by any other means recognized under applicable state or federal law.  If given by mail, the notice shall be mailed on a prepaid basis and shall be addressed to such director, officer or stockholder, at such address as appears on the books of the Company. Any stockholder, director or officer may waive any notice required to be given under the Certificate of Incorporation or these Bylaws.

Section 9.6     Books and Records; Inspection of Books. The Company shall maintain permanent records of the minutes of all meetings of its stockholders and Board of Directors, all actions taken by the Board of Directors without a meeting and all actions taken by each committee of the Board of Directors in place of the Board of Directors on behalf of the Company.  The Company shall also maintain appropriate accounting records.

Section 9.7     Bank Accounts. All checks, demands for money, or other transactions involving the Company’s bank accounts shall be signed by such officers or other responsible persons as the Board of Directors may designate.  No third party is allowed access to the Company’s bank accounts without express written authorization by the Board of Directors.

Section 9.8     Contracts and Negotiable Instruments. Except as otherwise provided by applicable law or these Bylaws, any contract or other instrument relative to the business of the Company may be executed and delivered in the name of the Company and on its behalf by the Chairman of the Board or the President. The Board of Directors may authorize any other officer of the Company to enter into any contract or execute and deliver any contract in the name and on behalf of the Company, and such authority may be general or confined to specific instances as the Board of Directors may by resolution determine. All bills, notes, checks, or other instruments for the payment of money shall be signed or countersigned by such officer or officers and in such manner as are permitted by these Bylaws and/or as, from time to time, may be prescribed by resolution (whether general or special) of the Board of Directors.

Section 9.9     Proxies in Respect of Securities of Other Corporations. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President or any Vice President may, from time to time, appoint an attorney or attorneys or agent or agents of the Company, in the name and on behalf of the Company, to cast votes which the

Company may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Company, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Company as such holder, to any action by such other corporation or entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Company and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

Section 9.10     Amendments. These Bylaws may be adopted, amended or repealed (A) by the Board of Directors or (B) by the affirmative vote of a majority of the outstanding voting power entitled to vote generally in the election of directors; provided, however, that in the case of clause (B), notice of the proposed amendment is contained in the notice of the meeting. In addition to any vote required by any other provision of these Bylaws, the Certificate of Incorporation or any applicable law, if such amendment is to be adopted by the stockholders, the affirmative vote of holders of eighty percent (80%) of the outstanding voting power entitled to vote generally in the election of directors, voting together as a single class, shall be required for any amendment that amends or repeals, or adopts any provisions inconsistent with Section 2.7(F), Article III, Article VIII or this Section 9.10.

Section 9.11     Forum for Adjudication of Disputes. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to this provision.

Section 9.12     Construction. All references and uses herein of the masculine pronouns “he”, “his” or “chairman” shall have equal applicability to and shall also mean their feminine counterpart pronouns, such as “she”, “her” or “chairwoman.”